Exhibit 99.1

   First Leesport Bancorp, Inc. Adopts Shareholder Rights Plan

     Leesport, Pennsylvania - September 27, 2001 - The board of directors of First Leesport Bancorp, Inc., (Nasdaq: FLPB), parent company of Leesport Bank, announced that it has adopted a shareholder rights plan designed to protect shareholders from abusive takeover tactics and attempts to acquire control of First Leesport at an inadequate price. The plan is similar to shareholder rights plans adopted by many other public companies.

     The plan will be implemented by the issuance on October 15, 2001 to shareholders of record on October 10, 2001 of a right to purchase one additional share of First Leesport common stock for each outstanding share of common stock. The rights, which have a ten year life, will become exercisable only in certain circumstances set forth in the plan, including the acquisition of 15% or more of First Leesport's stock by any person or group. The rights are generally redeemable at $.001 per right at the option of First Leesport. Details of the plan will be contained in a letter to be mailed to all shareholders

     Raymond H. Melcher, Jr., Chairman, President and Chief Executive Officer of First Leesport, said "The board of directors put this plan into effect as part of our effort to maximize long-term shareholder value." He added that the plan was not adopted in response to any effort to acquire control of First Leesport.

     Effective October 1, 2001, Nasdaq approved the application to list First Leesport Bancorp, Inc. on the Nasdaq National Market. Common stock will trade on the Nasdaq National Market under the trading symbol "FLPB." This change to the National Market from the Small Cap Market should provide more visibility and a greater marketing opportunity for our investor relations efforts and will not affect current shareholders' ability to trade in First Leesport stock.

     First Leesport Bancorp, Inc. is a $450 million diversified financial services company headquartered in Leesport, PA, with corporate and administrative offices in Wyomissing, PA, offering banking, insurance, investments, wealth management, trust services, and title insurance services.

     This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time on or on behalf of the Company.